CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS THE TYPE OF INFORMATION THAT REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NUSCALE™
Power for all humankind

Master Services Agreement
Cover Page

NuScale Contact Information		Mailing Address	
Contracts:	Kim M Gross	Address:	1100 NE Circle Blvd. Suite 200
Email:	KMGross@NuScalePower.com		Corvallis, OR 97330
Technical:	Brian Gardes	Phone:	541-207-3931
Email:	BGardes@NuScalePower.com	Fax:	541-207-3928

NuScale Accounts Payable Contact Information		Billing Address (Invoices only)	
Name:	Ellen Holsberry	Attention:	Accounts Payable
Phone:	971-371-1605	Address:	NuScale Power, LLC
Fax:	503-746-6041		6650 SW Redwood Lane, #210
Email:	AccountsPayable2@nuscalepower.com		Portland, OR 97224

General Agreement Information

Agreement Number:	CO-0920-71609	Supplier Contact:	Frank Dishongh
Supplier:	Fluor Enterprises, Inc.	Address:	100 Fluor Daniel Drive Greenville, SC 29607
Period of Performance:	Per Item #7	Phone:	281 637 1757
Payment Terms:	Net 30 Days	Email	Frank Dishongh/HO/FD/FluorCorp@FluorCorp

Agreement Components

The following documents are hereby incorporated into this Master Services Agreement (check applicable documents):

1. ☒ Master Services Agreement Cover Page
2. ☒ Master Services Agreement
3. ☒ Attachment A, Fluor Multiplier Rate Schedule
4. ☒ Attachment B, Flowdown Terms and Conditions - Department of Energy Subcontractors
5. ☒ Attachment C, NuScale Travel Policy for Federally Funded Agreements
6. ☒ All Task Orders and associated attachments issued hereunder

This Master Services Agreement is effective on the date specified herein as the "Effective Date." By signing below, Supplier acknowledges that it has read and understands the terms and conditions of this Master Services Agreement, and agrees to be bound by them.

FLUOR ENTERPRISES, INC.		NuScale Power, LLC.	
Signature	[signature]	Signature	[signature] Graham Callaway
Printed Name	Frank Dishongh	Printed Name	Manager, Procurement
Title	VP & Project Director	Title	2020.09.02
Date	01 Sept 2020	Date	10:40:18 -07'00'

NuScale Confidential, Proprietary Class 3

Master Services Agreement Page 1 of 19

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 2 of 19 AMENDED AND RESTATED MASTER SERVICES AGREEMENT between NuScale Power, LLC and Fluor Enterprises, Inc. AGREEMENT CONDITIONS This Amended and Restated Master Services Agreement (hereafter, "Agreement") between NuScale Power, Inc., a design company for a small, modular nuclear steam generator system (NSSS) (hereinafter referred to as "NuScale" or "Client"), and Fluor Enterprises, Inc., an independent Supplier (hereinafter referred to as "Fluor" or "Supplier"). The "Effective Date" of this Agreement is the date on which the Agreement is fully executed by both parties. WHEREAS, Fluor's Services as described within this Agreement ("Services") are of mutual interest and benefit to NuScale and to Fluor, and will further the business objectives of NuScale in a manner consistent with its status as a for-profit company and NSSS design organization; and WHEREAS, Fluor has the capabilities and resources to conduct Services for NuScale within the scope of the services identified in this MSA and individual Task Orders as issued; WHEREAS, the Services to be performed under this Agreement may require the development of intellectual property; and WHEREAS, NuScale and Supplier entered into a Master Services Agreement dated September 30, 2011 (the “Original Master Services Agreement”), under which Supplier has performed certain services. This Agreement amends, restates, and supersedes the Original Master Services Agreement for the performance of Services after the Effective Date. NOW, THEREFORE, the parties hereto agree as follows: 1. Ordering Services. NuScale shall order Services by submitting to Fluor a Task Order ("TO" or "Task Order"). Upon acceptance of the Task Order, Fluor agrees to use commercially reasonable efforts to perform the Services as set forth in the TO in accordance with roles and responsibilities as outlined in the TO. The standard of care applicable to the Services will be the degree of skill and diligence normally employed by others performing the same or similar services. 2. Task Orders. The scope of the Services to be provided by Fluor shall be specified in each TO, and shall be based on the pricing under rates established herein in Attachment A. To be effective, each TO must be executed by both parties, at which time such TO will become subject to the terms and conditions of this Agreement, and all associated attachments. The terms of the MSA shall take precedence over Task Orders unless a deviation is explicitly agreed to in writing by the parties. Mutually agreed deviations shall be presented in a unique and specifically labeled "MSA Deviations" section of the affected TO. Additional or conflicting contractual terms or conditions including terms and conditions contained in purchase orders or other documents shall be of no force and effect. Fluor shall be compensated and paid in accordance with the terms contained in Attachment A and the applicable TO.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 3 of 19 The TO allows for a variety of services to be ordered. A separate Task Order shall be used to order Services for each individual task or project. A TO may be amended to add services by each party endorsing such additional services on each TO. Any other change to the Services ordered, or other terms of the TO that may change the scope, time of performance, or price of the Services will be effective only by the mutual written agreement of the parties. 3. Agreement Type/Compensation. This Agreement allows for the issuance of Task Orders. Each TO will contain a discrete scope of work as applicable and as agreed by the Parties. 4. Equipment. If the Services are to be provided at NuScale's offices or any of NuScale's other facilities, NuScale agrees to provide access to internet and equipment (if necessary) to permit Fluor to perform the Services ordered in each TO. 5. Insurance. Fluor shall maintain in force during the period that Services are performed Workers' Compensation and Employer's Liability Insurance (limit of one million dollars ($1,000,000) each occurrence) in accordance with the laws of the states having jurisdiction over Fluor's employees who are engaged in the Services. Fluor shall also maintain during such period: Commercial General Liability Insurance and Automobile Liability Insurance (including owned, non-owned or hired vehicles), each covering bodily injury to or death of persons and/or loss of or damage to property of parties other than NuScale in a combined single limit of one million dollars ($1,000,000) for any one occurrence. 6. Quality Assurance. Supplier shall comply in all respects with the applicable quality assurance program, and all quality requirements identified in this Agreement and more specifically detailed in the TO’s and associated SOW’s and attachments thereto. 7. Term of Agreement. Unless it is terminated earlier pursuant to Section 15 (“Termination”), the term of this Agreement shall be for twenty (20) years from the Effective Date, during which period individual TOs may be initiated. This Agreement may be extended as necessary by written revision, executed by both parties. TOs may allow for completion of work after the end of the term of the Agreement, in which case, the terms of the Agreement will continue in effect with respect to such TO. 8. Confidential Information. a. Definition. "Confidential Information" means any nonpublic information concerning the business, operations, assets, know-how or trade secrets of a party that is disclosed by a party (disclosing party) to the other party (receiving party) in connection with this Agreement and that is marked as confidential or that a reasonable person would deem confidential, except as otherwise set forth herein. Confidential Information does not include information which is or becomes available to the public other than in connection with or as a result of receiving party’s breach of this Agreement or the applicable TO, is available from another source without restrictions on confidentiality, or is developed independently by receiving party without benefit of disclosing party’s Confidential Information. b. Restrictions. Receiving party shall use Confidential Information provided by disclosing party only for the purposes described herein or in a TO, and only give such information to persons directly connected with administering, performing or enforcing provisions of the Services provided pursuant to a Task Order. For clarity, neither Fluor nor NuScale may disclose Confidential Information to a third party, unless such disclosure is allowed by a multi-party nondisclosure agreement to which Fluor, NuScale, and the third party are all parties. c. Disclosures Required by Law. If receiving party is served with any subpoena or other compulsory judicial or administrative process calling for production of disclosing party’s

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 4 of 19 Confidential Information or is otherwise required by law or regulation to disclose disclosing party’s Confidential Information, receiving party will immediately, and, if possible, prior to production or disclosure, notify disclosing party and provide such information as may be necessary in order to protect disclosing party’s interests. d. Term. The receiving party’s obligations to protect the Confidential Information of the disclosing party extend for a period of ten (10) years from the date of termination of this Agreement. 9. Intellectual Property. Notwithstanding anything in this Agreement to the contrary, each party shall retain ownership of its pre-existing intellectual property and any improvements thereto or derivatives thereof howsoever developed. “Fluor Background IP” shall mean any pre-existing or independently developed intellectual property of Fluor, including any improvements thereto, all of which shall also be deemed Fluor’s Confidential Information subject to the protections set forth in Section 8 above. 10. Work Made for Hire; Reports. Fluor agrees that any reports or other work prepared or originated by Fluor during or within the scope of Fluor's provision of the Services (hereinafter “Work Product”) constitutes "work made for hire" under U.S. Copyright laws and that all rights to such Work Product specifically created by Fluor in performance of the Services are, excluding any Fluor Background IP that may be embedded therein, owned by NuScale, unless otherwise specified in an individual TO. Excluding any Fluor Background IP, Fluor hereby assigns to NuScale its rights, title and interest to such Work Product. Fluor shall have the right to retain copies and use all such Work Product provided that no Confidential Information of NuScale is disclosed. For clarity, nothing herein shall restrict Fluor from developing other work similar to the Work Product or providing services similar to the Services, provided that Fluor remain bound by its confidentiality obligations hereunder. For purposes of this Section, and unless and to the extent otherwise agreed in a TO, Fluor hereby grants NuScale a non-exclusive, non-transferable (except to assignees approved by Fluor), sub- licensable (subject to the same restrictions set forth herein and in the applicable TO), royalty-free, irrevocable and perpetual (except in the event of breach) license to use the Fluor Background IP, as may be partially or fully incorporated or embodied in the Work Product, solely as necessary for use of the Work Product. The Work Product may bear the proprietary notice set forth below and may be provided, as part of a larger package or deliverable created by NuScale, to the U.S. Nuclear Regulatory Commission or other government agency for the purposes of applying for and obtaining Design Certification, or other licensing or approval. The Fluor Background IP may not be reverse engineered, or separated from the Work Product. Other license and use restrictions may apply depending upon the nature and type of Fluor Background IP delivered, as set forth and subject to the terms of the applicable TO. Where applicable, the following proprietary statement shall be included on drawings and design documents: “This drawing is proprietary and the property of NuScale Power, LLC and its licensors. It is merely loaned and on the borrower’s express agreement they will not be reproduced, copied, loaned, exhibited, nor used except in the limited way permitted by any written consent given by the lender to the borrower.” 11. Ownership of Inventions; Duty to Disclose Inventions. Unless and to the extent otherwise agreed in a TO, and excluding any Fluor Background IP or Fluor Confidential Information, Fluor agrees that all new inventions, discoveries, improvements, trade secrets, formulae, techniques, and processes, whether or not patentable, and whether or not reduced to practice, conceived or developed by Fluor or its subcontractors pursuant to a TO, will be owned exclusively by NuScale (“NuScale Inventions”), and Fluor hereby assigns to NuScale all of Fluor's right, title and interest in the foregoing.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 5 of 19 Fluor/Supplier shall disclose or report to NuScale, information regarding any inventions conceived, disclosed, reduced to practice, or otherwise invented by the Supplier under this Agreement and that would be owned by NuScale pursuant to this Section 11. Information Required for NuScale Inventions. Invention disclosures relating to NuScale Inventions shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the report, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. In addition to the technical description of the invention, the invention disclosure shall include a title for the invention, each of the inventor’s names and contact information (including work email, mailing address, and residency/citizenship information as needed by the relevant government agencies for patent filing), the date of conception, and the TO under which the invention occurred. Each such invention disclosure shall also identify any publication, offer for sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of the report. Supplier shall also provide and any other reasonable information requested by NuScale. Timing of Reports for NuScale Inventions. With respect to NuScale Inventions, Supplier shall submit an invention disclosure to NuScale within three (3) months after the respective invention has been conceived, and in no case no more than three (3) months from when Supplier first becomes aware that such invention exists. 12. Independent Supplier. Fluor shall be deemed to be and shall be an independent Supplier in its activities under this Agreement. Except as set forth in this Agreement or a TO, NuScale shall not have and shall not exercise any control over the manner and means used by Fluor to perform the Services under this Agreement or a TO. 13. Publicity. Neither party shall issue any public announcement or news release concerning this Agreement without the written consent of the other. 14. Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard to its conflict of laws provisions. 15. Termination. Termination for Convenience: A Task Order hereunder may be terminated by NuScale for its convenience upon 15 days written notice. In such event, Fluor will be entitled to compensation for the Services competently performed up to the date of termination and reasonable termination expenses as determined at the discretion of NuScale. Fluor will not be entitled to compensation or profit on Services not performed. Termination for Default: Either party shall have the right to terminate the Agreement for default in the event that the other Party fails to substantially perform any material provisions of this Agreement, or becomes financially or legally incapable of completing the obligations hereunder, and does not correct such failure within a period of seven (7) business days as to compensation or payment, and otherwise within a reasonable period after receipt of notice specifying such failure. In the event of termination of Fluor for default, Fluor will not be entitled to termination expenses. Regardless of the cause of termination, Fluor shall deliver legible copies of all completed Work Product and all work in progress under a TO, which may include devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, workflows, materials, equipment (such as electronic equipment), documents, and property, including copies and reproductions of all of the aforementioned items belonging to NuScale, its

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 6 of 19 subsidiaries, affiliates, successors and assigns. Termination under this Article shall be in addition to, and not in lieu of, any other express rights or remedies hereunder, each party may have for breach. 16. Services. Fluor will perform the Services described in Task Orders which are incorporated into this Agreement by this reference herein. Except for Fluor's obligations under Section 1 of this Agreement, unless otherwise negotiated as part of a TO incorporating the payment of fee, results are provided "as- is", and Fluor makes no representations or warranties, expressed or implied, in regard to the results. Fluor agrees to provide NuScale with the Services, including the delivery of any documentation or other Work Product specifically required to be delivered by Fluor in performance of the Services pursuant to a TO. As used herein, unless the context otherwise requires, references to the "Services" shall include both the Services and any such Work Product. Fluor shall comply with such reasonable requests as may be made from time to time by NuScale with respect to the scope and direction of the project and similar matters. All Services shall be performed in a professional manner, with estimated schedules as set forth in Task Orders. In performance of the Services, it is understood Fluor will be supplied with certain information and/or data by NuScale and/or others, and Fluor will rely on same. It is agreed the accuracy of such information is not within Fluor's control, and Fluor shall not be liable for its accuracy, nor for its verification, unless this Agreement is modified by mutual agreement to provide for verification by Fluor. 17. Indemnity. Fluor shall hold NuScale harmless against any and all claims, demands and causes of action: (a) for bodily injury to or death of persons or for damage to or destruction of property (other than property of or construction work in progress, for which NuScale assumes responsibility) resulting solely from the negligent physical acts of Fluor while at NuScale's facility; (b) arising from Fluor's gross negligence or willful misconduct in the performance of the Services; or (c) based on any claim that any of Fluor's employees, principals, contractors or subcontractors are employees of NuScale. Except for Fluor's warranty obligation under paragraph 1 above, Fluor's liability under this Agreement shall not exceed the value of the Services then being provided by Fluor under TOs in process but in no event shall be in excess of $10,000,000 in the aggregate; provided, however, the liability cap for violation of Fluor's obligation to protect Confidential Information as set forth in Section 7 of this Agreement, will be $50,000,000; and, to the fullest extent permitted by law, NuScale agrees to release, defend, and hold Fluor harmless from and against any and all further liability arising in any manner from this Agreement and Fluor's performance of the Services. NuScale agrees towaive and shall require its insurers to waive, subrogation against Fluor under any applicable policy of insurance. Except as provided in this Article 17 with respect to liability to third parties, neither party shall be responsible or held liable to the other for indirect, special or consequential damages, including but not limited to loss of profit, loss of investment, loss of product or business interruption, howsoever caused. 18. Agreement; Modification; Waiver. This Agreement, including all Task Orders issued hereunder, and any associated attachments, constitutes the entire and only agreement between the Parties with respect to the subject matter hereof, and supersedes or cancels all previous oral or written negotiations, agreements, commitments, and writings, with respect to the subject matter hereof, between the Parties provided that the terms of the Original Master Services Agreement shall govern all TO’s entered into prior to the Effective Date. This Agreement may only be amended, and the observance of provisions hereof may only be waived, in writing signed by the duly authorized representatives of each of the parties. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right power or privilege hereunder. In the event of a

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 7 of 19 conflict between Sections 1 through 32 and the terms of any Attachment, the terms of Sections 1 through 32 shall control. No other representations of any kind, oral or otherwise, have been made. The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity. Indemnities against, releases from, assumptions of and limitations on liability and limitations on remedies expressed in this Agreement, as well as waivers of subrogation rights, shall apply notwithstanding the fault, negligence (whether active, passive, joint or concurrent), strict liability or other theory of legal liability of the party indemnified, released or whose liability is limited or assumed or against whom remedies have been limited or rights of subrogation have been waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities. The parties agree to look solely to each other with respect to performance of this Agreement. Fluor may have portions of the Services performed by its affiliated entities or their employees, in which event Fluor shall be responsible for and NuScale shall look solely to Fluor as if such Services were performed by Fluor hereunder. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration. 19. Dispute Resolution. The parties agree that any dispute shall be resolved by the parties through confidential mediation or final and binding confidential arbitration. The parties will first attempt to mediate the dispute before a neutral mediator agreed upon by the parties. If mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided herein, the mediation or arbitration shall be governed by the commercial rules of the American Arbitration Association or such other rules as agreed to by the parties with such mediation or arbitration to occur in Portland, Oregon. Each party shall be responsible for its own costs and attorneys' fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution as this Agreement, recognizing that other contracts or agreements relating to transactions involving the Parties may be subject to other dispute regimes or procedures. Notwithstanding the foregoing, any action brought by either Party under this Agreement or any TO seeking a temporary restraining order, temporary or permanent injunction or decree of specific performance of the terms of this Agreement or any TO may be brought in a court of competent jurisdiction without the obligation to proceed first to mediation or arbitration. 20. Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. 22. Expenditure Notification. Fluor shall notify NuScale in writing when the work performed against any TO has reached seventy-five percent (75%) of an estimate for that TO. This notification shall also include a forecast of any to-go work along with the associated estimate to complete the task. 23. Invoicing / Accruals. Fluor will submit invoices in a form acceptable to NuScale not more than once each month for Services completed by Fluor during the prior month. Invoices shall be submitted with sufficient documentation as reasonably required, and at a minimum shall be separately numbered and include the

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 8 of 19 Agreement and TO number on the face hereof. [Note: NuScale will have specific requirements re the form of invoice.] 24. Key Personnel. Fluor will provide qualified personnel to perform the Services. As agreed in a TO, within ten (10) days of execution of each TO or receipt of a written authorization to proceed, Fluor will submit a list of key personnel for its Services, including a designated project manager, if requested by NuScale, and will not change or reassign any of the designated key personnel without good cause or agreement of the Parties. 25. Authorized Representatives. NuScale will designate a Contract Manager with responsibility for administering the pricing and terms of this Agreement and who shall act as NuScale's authorized representative. The only individual authorized to direct Fluor to deviate from the express, written terms of this Agreement is the authorized Contracts Representative. Each TO shall name a point of contact responsible for the work within that TO. NuScale will designate a Subcontract Technical Lead (STL) who will be responsible for the technical aspects of the Agreement and Task Orders. Should Fluor and NuScale's STL disagree over the correct interpretation or technical requirements of any TO, such matters should be immediately referred to NuScale's Contract Manager, who shall provide NuScale’s official position to Fluor’s Contract Manager in writing. 26. Lower-tier Supplier. If any of the Services require the purchase of equipment or materials or the procurement of services, Fluor shall, for the protection of NuScale, demand from all vendors and subcontractors guarantees with respect to such equipment, materials and services, which shall be made available to NuScale to the full extent of the terms thereof. Fluor's liability with respect to such equipment and materials obtained from vendors or services from subcontractors shall be limited to procuring guarantees from such vendors or subcontractors and rendering all reasonable assistance to NuScale as part of the Services for the purpose of enforcing the same. 27. Permits, Licenses and Fees. Fluor will obtain and pay for all permits and licenses required by law that are required to be held in the name of Fluor for its performance of the Services. 28. Codes, Laws and Regulations. Fluor will comply with all applicable codes, laws, regulations, standards, and ordinances in force during the term of this Agreement, which apply to Fluor during the period of performance of the Services. 29. Working Files. Fluor will maintain files containing all Work Product documentation including calculations, assumptions, interpretations of regulations, sources of information, and other raw data required in the performance of this Agreement. Fluor will allow access to or provide copies of the information contained in its working files to NuScale as agreed in a TO. 30. Changes. The Parties may, by written agreement, make changes, revisions, additions, or deletions (collectively hereinafter called "changes") in the Services requested. 31. Export Compliance. a. The Parties agree that U.S. export control laws may govern aspects of the performance of this Agreement, including but not limited to the Export Administration Regulations (EAR) and the International Traffic in Arms Regulation (ITAR). The Parties shall comply with such regulations and shall not engage in any export transactions prohibited by these or other U.S. export laws and regulations. b. NuScale shall identify in writing to Fluor any Confidential Information or other information provided to

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 9 of 19 Fluor that is subject to any of the above control laws. c. All Work produced by Fluor that is deemed to be export controlled shall be clearly marked with a legend on each page which states "Restricted access and distribution pursuant to U.S. export control laws." d. Technical data subject to U.S. export control laws and regulations, as identified by NuScale, shall be used for purposes of this Agreement only. Such data shall not be disseminated elsewhere outside Fluor, either domestically or abroad, without the express written consent of NuScale. The Parties shall jointly implement safeguards to ensure that such dissemination does not occur. e. The substance of this clause shall be included in all Agreements at every tier. 32. Representations and Warranties. a. As stated in Section 16, unless otherwise negotiated as part of a TO incorporating the payment of fee, results are provided "as-is", and Fluor makes no representations or warranties, expressed or implied, in regard to the results. b. Notwithstanding subparagraph (a) above, Fluor represents that its Services will be performed in a competent and professional manner. c. Unless otherwise negotiated as part of a TO, if any of the Services or Work Product are found to be non-compliant with the requirements of a respective TO in any way, after receiving written notice of such non-compliance within one (1) year of “Final Acceptance” of the Services, Fluor shall, as its sole obligation and NuScale’s exclusive remedy, correct any non-compliant Services on a cost reimbursable basis without fee. d. “Final Acceptance” means completion of all Services required by or under the Task Order and written acknowledgement by the authorized NuScale representative that the Services are complete. THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED. FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIM/TATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS. EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT THEY RELY SOLELY ON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS THEY MAY HAVE RECEIVED FROM THEIR OWN COUNSEL, AND THEY HAVE NOT BEEN INFLUENCED BY ANY REPRESENTATION OR STATEMENTS MADE BY ANY OTHER PARTY OR ITS COUNSEL. NO PROVISION IN THIS AGREEMENT IS TO BE INTERPRETED FOR OR AGAINST ANY PARTY BECAUSE THAT PARTY OR ITS COUNSEL DRAFTED SUCH PROVISION.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 10 of 19 ATTACHMENT A – MASTER SERVICES AGREEMENT NO. CO-0911-180 FLUOR 2020 MULTIPLIER RATE SCHEDULE The following multiplier rates shall be applicable to actual labor base rates of individuals authorized to perform services under the Agreement. Indirect Overhead Cost determination and charging shall be accomplished as described in FAR 52.216-7, Allowable Cost and Payment, and 2 CFR Sec. 200, as applicable. The stated rates shall be subject to adjustment, whether up or down, based upon the most current approved Provisional Billing Rates and upon Final Rate Adjustments to those provisional billing rates, as directed by the Defense Contract Management Agency (DCMA). Fluor’s notification of any such rate adjustment shall include submittal of the written DCMA direction. Fluor Enterprises and NuScale, both being affiliates of Fluor Corporation, hereby agree that contract costs will not be fee (profit) bearing, unless otherwise agreed to bi-laterally by both parties. When this contract is used to provide services to a non-affiliate customer, fee shall be proposed, negotiated, and awarded. Any such fee will be proposed and awarded as a separate cost item in the proposal/contract, rather than incorporated into the labor rates. Fluor Labor Base Government Rate Base Fluor Federal Services Field Staff [**]% Fluor Federal Services Home Staff [**]% All other Fluor, non-FGG/FFS [**]% Subcontracts/Material/ODC [**]%

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 11 of 19 ATTACHMENT B – FLOWDOWNS TERMS AND CONDITIONS DEPARTMENT OF ENERGY SUBCONTRACTORS NuScale is the recipient of funds provided by the U.S. Department of Energy. The following provisions are required as a result of those funds being used for allowable expenses under this MSA. For purposes of implementing provisions of law and/or Executive Orders applicable to the acquisition of items for the work being performed by NuScale Power and supported by this MSA, Supplier shall comply with those of the following terms and conditions to the extent they are applicable to Supplier’s scope of work, which applicable terms and conditions are incorporated in this MSA by reference and made a part of the MSA. All references to “Non-Federal Entity” shall be interpreted as references to Supplier, and all references to "Federal Awarding Agency" shall be interpreted as references to NuScale Power, except where the context suggests otherwise. • 2 CFR § 200.113 Mandatory disclosure • 2 CFR § 200.308 Revision of budget and program plans • 2 CFR § 200.310 Insurance coverage • 2 CFR § 200.311 Real property • 2 CFR § 200.312 Federally-owned and exempt property • 2 CFR § 200.313 Equipment • 2 CFR § 200.314 Supplies • 2 CFR § 200.315 Intangible property • 2 CFR § 200.316 Property trust relationship • 2 CFR § 200.333 Retention requirements for records • 2 CFR § 200.335 Methods for collection, transmission and storage of information • 2 CFR § 200.336 Access to records • 2 CFR § 200.337 Restrictions on public access to records • 2 CFR § 200.339 Termination (NOTE: NuScale may use its own termination provision in the contract body; however, as required by federal regulations, any termination provision must allow NuScale to terminate without penalty in the event of a government termination.) • 2 CFR § 200.343 Closeout (if requested) • 2 CFR § 200.344 Post-closeout adjustments and continuing responsibilities (if closeout is requested in accordance with 2 CFR § 200.343) • 2 CFR § 200.439 Equipment and other capital expenditures • 2 CFR § 200.453 Materials and supplies costs, including costs of computing devices • 2 CFR Appendix II to Part 200—Contract Provisions for Non-Federal Entity Contracts Under Federal Awards (as applicable) • 2 CFR § 910.132 Research Misconduct (if sub-award involves research) • 2 CFR § 910.352 Cost Principles (for all cost-based sub-awards with commercial organizations)

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 12 of 19 • 2 CFR § 910.356 Audits • 2 CFR § 910.360 Real Property and Equipment (if applicable) • 2 CFR § 910.362 Intellectual Property • 2 CFR § 910.364 Reporting on Utilization of Subject Inventions • 2 CFR § 910.366 Export Control and U.S. Manufacturing and Competitiveness • 2 CFR § 910 Appendix A to Subpart D—Patent and Data Provisions • National Policy Assurances to Be Incorporated as Award Terms (September 2011) • (available at https://energy.gov/sites/prod/files/National_Policy_Assurances-September_%202011.pdf) • 48 CFR § 952.227-11 Patent Rights (if applicable) • 48 CFR § 952.227-13 Patent Rights (if applicable) • 2 C.F.R. § 910.500-521 Audit (if applicable) • National Policy Assurances to Be Incorporated as Award Terms (October, 2017) (available at https://www.energy.gov/management/downloads/national-policy-assurances-be-incorporated-award-terms) Supplier must certify as part of agreeing to the MSA terms, and be willing to certify following receipt of funds under this MSA, to the best of his or her knowledge and belief, that: 1) To the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made. 2) With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the Supplier agrees to comply with all State and Federal ES&H regulations and with all other ES&H requirements of the operator of such site. Prior to the performance on any work at a DOE-Owned or controlled site, the Supplier shall contact the site facility manager for information on DOE and site specific ES&H requirements. 3) No Federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement. 4) That none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. § 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation. 5) If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form- LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions. 6) The undersigned shall require that the language of this certification be included in the award documents at all tiers (including subcontracts, sub-grants, and contracts under grants, loans, and cooperative agreements) and that all awardees shall certify and disclose accordingly.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 13 of 19 This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by section 1352, title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 14 of 19 ATTACHMENT C – TRAVEL POLICY NuScale Travel Policy For Federally Funded Agreements This travel policy is applicable to all procurement actions funded in whole or in part with Federal funds, regardless of dollar value or scope of supply. For clarification on any aspect of the General Services Administration (GSA) Federal Travel Regulations (FTRs), visit http://www.gsa.gov/portal/category/21283. This attachment replaces in its entirety any travel reimbursement language contained elsewhere in the MSA. 1.0 BUSINESS TRAVEL/SHORT TERM ASSIGNMENT (LESS THAN 90 DAYS) 1.1 Costs incurred by or invoiced to NuScale for authorized official business travel associated with temporary assignments, site visits or other travel shall be reasonable and allowable in accordance with 48 CFR, Part 31, Subpart 31.205-46 and this policy unless otherwise authorized by the responsible NuScale manager or NuScale contract manager. 1.2 Cost for lodging, meals, and incidental expenses may be based on per diem, actual expenses, or a combination thereof, provided they do not exceed on a daily basis the maximum per diem rates in effect at the time of travel as set forth in the GSA FTRs. This does not eliminate the requirement for submittal of lodging receipts. 1.3 Lodging cost reimbursement will be limited to actual lodging cost up to the allowable lodging per diem. Lodging taxes are allowable up to the tax amount applied to the GSA maximum lodging rate, and are in addition to the allowable lodging per diem. For example, if the GSA maximum lodging rate is $100 and the actual expense is $110, taxes would only be paid based on the $100; the difference would be considered an unallowable cost to be shown as a reduction. 1.4 If area lodging is not available at the GSA rate, document the search using www.fedrooms.com and provide a copy of the search with the expense report. 1.5 The maximum per diem rates for meals and incidental expenses for partial travel days (e.g., day of departure and return) will be reduced to 75% of the maximum applicable per diem rate. Meals that are already paid for (such as through a registration fee for a conference) will reduce the meal per diem for that day by the amounts listed on the GSA web page for “Meals and Incidental Expenses (M&IE) Breakdown.” However, meals provided by a common carrier or a complimentary meals provided by a hotel/motel do not affect per Diem. 1.6 Costs for transportation may be based on GSA Mileage Reimbursement Rates; actual costs incurred, or on a combination thereof, provided the method used results in a reasonable charge as described in the above referenced standard. Airfare costs in excess of the lowest priced airfare available during normal business hours are unallowable unless the exceptions noted in the above referenced standard are justified and documented. 1.7 The Fly America Act requires use of American-owned airlines on most U.S. Government contracts. This requirement is also met when there is a “code-share” agreement with a foreign carrier. In such cases, the ticket/itinerary will show the American carrier’s “designator code” and flight number along with the foreign flight arrangements. 1.8 Invoices submitted to NuScale for travel compensation shall include the following information:

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 15 of 19 a.Date(s) and place(s) (city, town or other similar designation) of the expense b.Purpose of the trip c.Name of the person on trip and the persons title or relationship to NuScale. d.Receipts for all expenses except for M&IE per diem expenses of less than $75. e. Justification and documentation for exceeding allowable costs or per diem rates where applicable. f. Breakout of GSA unallowable costs such as entertainment and alcohol. g.Travel Expense Summary identified as Exhibit A, below (or equivalent format which identifies all categories). 2.0 LONG TERM ASSIGNMENT (EXPECTED TO BE ON SITE 90 DAYS OR MORE) 2.1 Supplier Temporary Assignments This clause applies to Supplier employees that will be on assignment for more than ninety days. In order to be entitled for reimbursement for subsistence, the traveler must be a non-local Supplier employee. NuScale reserves the right to request Supplier to provide documentation supporting non- local residence status. 2.2 Definitions The following definitions shall apply: a. Official Duty Station: The location where the Supplier employee reports for work under the Agreement/Task Order. b. Place of Abode: A home, address, or domicile considered by an individual as his or her permanent place of residence. c. Local Employee: A Supplier employee whose Place of Abode is within a fifty (50) mile radius of the official duty station. d. Non-Local Employee: A Supplier employee whose Place of Abode is more than a fifty (50) mile radius of the official duty station. e. Subsistence: An allowance for lodging, meals and all other expenses related to subsistence. 2.3 Non-Reimbursable Costs a. Costs for shipment or storage of household effects are not reimbursable. b. No automobile shipment costs will be reimbursed without prior written authorization by NuScale. c. Automobile gasoline, laundry, POV mileage at the Official Duty Station. d. Monthly utilities, cable, and phone. 2.4 En Route Expenses a. Transportation to the Official Duty Station from point of origination via public carrier will be reimbursed (original receipts and boarding passes required) up to the equivalent of least cost economy (refundable) air fare plus actual and reasonable expenses to and from the terminal. Maximum of one day travel authorized when traveling via public carrier.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 16 of 19 b. Mileage costs via the most direct route for one vehicle will be reimbursed at current FTR rate per mile. c. Mileage allowance is based on mileage between the authorized points of travel as listed in the Rand- McNally standard distance charts. Travel time is calculated at an average of three hundred fifty (350) miles per travel day. d. Reimbursement for receipted toll charges is allowed over and above the mileage and meal & incidental (M&IE) allowances. e. Actual and reasonable lodging costs, up to the maximum government per diem rate for the overnight stopover location, will be reimbursed (original receipts required). Failure to provide original receipts could result in non-payment. The M&IE allowance will be the maximum allowed for the stopover location, payable for the authorized number of travel days. f. M&IE includes meals, laundry, tips and telephone calls to reserve lodging accommodations. g. If the Supplier’s employee obtains lodging from friends, work acquaintances or relatives (including members of the immediate family) with or without charge, no part of the lodging expense allowance is reimbursable. Neither costs based on room rates for comparable conventional lodging in the area nor flat "token" amounts will be considered reasonable. h. After the Supplier employee has reached NuScale’s designated location, settling-in (Supplier employee only) allowances are provided according to the U.S. Government’s Lodging plus per diem System. The maximum reimbursement period is for thirty (30) days or until long term lodging is obtained, whichever occurs first. i. After the settling-in period, long term employees may qualify for either Option A or Option B reimbursement as described below. 2.5 Option A: Maximum Daily Per Diem (Subsistence) a. After the settling-in period, an amount up to the FTR rates will be provided as subsistence. This Subsistence amount is intended to cover all costs of whatever nature, including but not limited to, lodging, furnishings, cable television costs, laundry, tips, etc. b. Initial installation of utilities will be reimbursed with receipts; monthly costs thereafter are non- reimbursable. c. Daily per diem will be calculated based on MI&E FTR rates for the area assigned plus the actual daily cost of lodging not to exceed FTR rates. Example: Assigned location Corvallis, OR. • MI&E: $46.00 per day (no receipts required), • Rental Car: Receipts = $600 per/month, • Lodging: o Apartment lease for $900.00 ($30 per day) o Furniture/appliance/housewares rental: $300/month ($10 per day) • Total per Diem = (30 days x $46) + $600 + (30 days x $40) or $3,180.00. d. Receipts for lodging are required in accordance with the FTRs. Employees who obtain long-term housing shall provide a copy of the lease agreement to the Contract Manager; the lease will serve as the lodging receipt.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 17 of 19 e. Receipts for furniture, appliance and housewares rental shall be submitted. A copy of the rental agreement may be provided to the Contract Manager in lieu of monthly receipts. f. The combined monthly value of receipts for lodging and any furniture/appliances/housewares rentals when divided by the number of days in the month cannot exceed the daily FTR lodging rate. g. Receipts for automobile rental are required. Reimbursement shall only be for the cost of a compact or economy car plus associated taxes. No insurance or other extras are reimbursable. h. Prior to receiving any Subsistence compensation, Supplier’s employees shall provide verification and proof that they have and are maintaining a Place of Abode outside of the local area prior to receiving any Subsistence. This verification may be in the form of Supplier employee’s most current Income Tax Records substantiating that they are indeed filing in another state or live outside the local region as defined under Non-Local Employee in this article; property tax records; and/or other documentation deemed as proof by the Supplier’s employees. NuScale reserves the right to accept or reject this verification. NuScale reserves the right to periodically request these verifications on a case by case basis. Should Supplier’s employee(s) elect to relocate and become a Local Employee, Supplier shall immediately notify NuScale in writing and the Subsistence allowance shall cease. i. Supplier’s employees on assignment more than ninety (90) days may be authorized trips home, not to exceed a frequency of once every four (4) weeks, provided that a minimum of thirty (30) days remain on the assignment. In lieu of a trip home, a Supplier employee may be reimbursed round trip airfare costs only for travel of a family member from home to the employee’s Official Duty Station. Employee trips home are to be scheduled for weekends and will be on the employee’s own time. Airline travel shall not exceed the actual economy airfare rates and must be justified with supporting receipts and boarding passes to receive reimbursement. Airline tickets must be purchased, at a minimum, two weeks in advance of the anticipated travel to obtain the economy airfare rate. Subsistence will not be paid during the period covering trips home. No other costs whatsoever will be reimbursed. Only airline travel will be reimbursed. M&I will not be paid on return trips. Failure to book an airline ticket in advance through no fault of NuScale will result in the Supplier paying the net difference. j. If Supplier’s employee elects to travel to a location other than their home base, transportation is limited to the lesser of actual costs incurred or the amount that would have incurred for economy class round- trip air transportation home. No other costs whatsoever will be reimbursed. Only airline travel will be reimbursed. No M&I will be paid. k. If Supplier’s employee elects to drive home, reimbursable transportation costs may not exceed the costs that would have incurred for economy class-round-trip airfare. No M&I will be paid. l. If a Supplier employee elects to have an individual travel to the official duty station, then transportation is limited to the lesser of actual costs incurred or the amount that would have been incurred for least- cost, economy class round-trip air transportation home. Reimbursement under this paragraph is limited to one individual; and no other costs whatsoever will be reimbursed. Only airline travel, as stipulated herein, will be reimbursed. No M&I for the individual traveling will be paid. 2.6 Option B: Flat Rate Subsistence Reimbursement a. Option B is available to long-term assignment individuals who are onsite twenty-two (22) days or more in any calendar month, and have obtained a long-term lease.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 18 of 19 b. Under Option B, after the settling-in period, items 2.5 a through f above are replaced with the following reimbursement method. This method is intended to cover all costs of whatever nature, including but not limited to food, automobile gas, lodging, furnishings, cable television costs, laundry, tips, etc. c. If this option is chosen, reimbursement shall be as following: i. $2,000 / per month (unreceipted) ii. GSA M&IE rate per day for every day at the work location (unreceipted) (Currently $46/day for Corvallis; this amount would be paid based on the long-term work location) iii. Base rental car cost with receipts (no extras such as CDW, navigation, etc.). d. No other costs while at the work location are reimbursable for employees who qualify for and select Option B. e. Except as specifically noted in this paragraph regarding flat rate Subsistence reimbursement, all other aspects of the Long-term Assignment clause remain unchanged when selecting Option B. 2.7 Other Provisions a. In the event that employment is terminated as a result of failure to comply with NuScale’s drug policy, the Supplier’s employee’s entitlement to subsistence and other allowances are forfeited. In addition, all en route expenses previously paid by NuScale shall be reimbursed by the Supplier. b. Tax Implication: The determination of whether Supplier’s employee is on temporary assignment for tax purposes is based on each Supplier’s employee(s) particular “facts and circumstances,” and not necessarily by the assignment status designation given Supplier’s employee. It is the Supplier’s employee’s responsibility to determine if he or she is in fact on temporary assignment for tax purposes, and to file tax returns accordingly. c. Lease Cancellation: When a temporary assignment is curtailed or cancelled at the direction of NuScale for reasons beyond the Supplier’s employee’s control, not including non-performance or misrepresentation of qualifications and/or educational requirements, and the Supplier’s employee is unable to obtain a refund of the prepaid rent, expenses incurred will be reimbursed for the unused portion of the lease as long as appropriate documentation is submitted as evidence that such a situation occurred. d. Invoicing shall be in accordance with Item 1.8 above. When choosing Option B, the $2,000 flat rate must be shown in the “Reductions” column, or otherwise noted as DOE unallowable.

NuScale Agreement Number CO-0920-71609 NuScale Confidential, Proprietary Class 3 Master Services Agreement Page 19 of 19 Exhibit A Destination To: Destination From: Total Reductions Billable Travel Dates: Insert Travel dates across Categories: Airfare $ - $ - Baggage $ - $ - Lodging $ - $ - Lodging Taxes $ - $ - M&IE $ - $ - Travel Fees $ - $ - Rental Car $ - $ - Mileage ( Miles x $ ) $ - $ - Gas $ - $ - Tolls $ - $ - Taxi/Trolley $ - $ - Total $ - $ - $ - $ - $ - $ - $ - NOTES:

MASTER SERVICES AGREEMENT AMENDMENT

Page 1 of 1

NuScale Mailing Address	1100 NE Circle Blvd., Suite 200 Corvallis, Oregon 97330	**Agreement Number:**	CO-0920-71609
		Agreement Dated:	02-SEPT-2020
Contract Manager	Kim Gross	**Amendment Number:**	01
Telephone	704-496-0706	**Amendment Date:**	21-SEPT-2020
Fax	541-207-3928		
E-mail	KMGross@NuScalePower.com		

SUPPLIER INFORMATION

Supplier Name	Fluor Enterprises, Inc.	**Contact Name**	Frank Dishongh
Address	100 Fluor Daniel Drive Greenville, SC 29607	**Telephone**	281-637-1757
		E-mail	Frank.Dishongh@Fluor.com

The changes identified in the subsequent pages of this Amendment are hereby incorporated in the Agreement identified above.

It is expressly agreed that all other terms and conditions of the Agreement shall remain in full force and effect. By signature below, Supplier agrees that this Amendment constitutes full and complete compensation and necessary adjustments to schedule for the issues giving rise to the change.

FLUOR ENTERPRISES, INC.		**NUSCALE POWER, LLC.**	
Signed by	See page 4 of this Amendment.	**Signed by**	See page 4 of this Amendment.
Printed Name		**Printed Name**	
Title		**Title**	
Date		**Date**	

NuScale Confidential, Proprietary Class 3